Exhibit 99.1

ADIC Reports Breakeven First Quarter EPS As Mix, Margin Show Continued
   Strategic Improvement; Branded Sales Up 8%, OEM Sales Down 21%;
                  $15+ Million Cash from Operations

    REDMOND, Wash.--(BUSINESS WIRE)--Feb. 17, 2005--ADVANCED DIGITAL INFORMATION CORPORATION (Nasdaq:ADIC) today announced a small net loss of $270,000, or zero cents per share, on sales of $110.8 million for the first quarter ended January 31, 2005. The Company earned $4.8 million, or seven cents per share, on sales of $118.3 million during the same period a year ago and $5.7 million, or nine cents per share, on sales of $115.4 million in the immediately preceding fourth quarter.
    Gross profit as a percentage of sales for the period was 29.6 percent, the highest in the past five quarters, versus 29.0 percent during first quarter 2004 and 29.4 percent in the preceding fourth quarter despite modestly lower total sales. Overall first quarter sales declined six percent and four percent from the year ago period and preceding period, respectively. ADIC branded sales grew eight percent versus the same quarter last year to nearly 58 percent of total revenues. Branded sales were just over 50 percent of total sales a year ago and 57 percent of sales in the fourth quarter ended October
31. OEM sales decreased to approximately 42 percent of sales in the quarter, down from nearly 50 percent in first quarter 2004, as an anticipated decline in OEM sales continued.
    The Company reported an operating loss of $1.4 million versus operating profits of $4.7 million during first quarter 2004 and $2.2 million in the preceding fourth quarter. Net cash provided by operating activities during the quarter totaled $15.3 million, leaving a quarter-ending balance of cash and marketable securities of over $245 million.
    "We never like reporting breakeven quarters but these results are about as expected and continue to bode well for our shift toward higher margins and branded business in a quarter that would typically be dominated by OEM sales," according to Chair and Chief Executive Officer Peter van Oppen. "It is always significant to report an improved margin percentage despite lower total volume. We expect continued volume increases in the branded portion of our business will bring further margin improvement and profitability."
    "On the product side, the enormously popular Scalar i2000 library grew more than 21 percent from the fourth quarter and was up approximately 62 percent from the same period last year as it benefited from new reseller channels and continued broad acceptance among enterprise-class customers," he said.
    "Operating expenses were slightly higher than expected for the quarter, particularly in R&D, as we incurred incremental expenses related to prototyping new products for both our branded and OEM channels," according to van Oppen. "Such costs are not likely to be repeated and we would expect R&D costs to be somewhat lower in the second quarter."
    Earlier this month, the Company announced the pending closure of two R&D facilities in Ithaca, New York and Santa Clara, California. The decision was made in an effort to optimize efficiency and customer service. Approximately 60 Team Members will be affected, the majority of whom are being offered relocation to another ADIC facility. Both closures are expected to be completed during the fourth quarter of fiscal 2005.
    This quarter is the first reporting period where ADIC has presented revenue and cost of revenue separately for products and services. Service revenue is derived from contracts for field support provided to our branded-product customers and not otherwise included in the base price of the product. Service does not include revenue or cost associated with basic warranty support on new branded or OEM products, but a significant amount of service revenue is directly associated with new product sales. The Company's deferred revenue balance reflects contracts for services to be performed in subsequent periods and has been growing rapidly with expansion of the installed base of enterprise-class products. Service margins are expected to further improve as utilization rates increase for the Company's global services personnel and parts infrastructure.

    About ADIC

    Advanced Digital Information Corporation (Nasdaq:ADIC) is a leading provider of Intelligent Storage(TM) solutions to the open systems marketplace. ADIC is the world's largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.(1) The Company's data management software, storage networking appliances, and disk-based backup and restore solutions provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers and OEMs, including Cray, Dell, EMC, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

    (1) Market Share: Gartner Dataquest, Tape Automation Systems Market Shares, 2003, F. Yale, April 2004. ADIC, Pathlight, StorNext, and Scalar are registered trademarks, and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

    This release contains forward-looking statements relating to the Company's future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words "expect," "anticipate," and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, purchase deferrals by customers, acceptance of new products, success of new sales channels, technical competition or obsolescence, supply constraints, changes in market pricing, production problems and the Company's ability to complete announced restructurings on schedule. Reference is made to the Company's Annual Report on Form 10-K for the year ended October 31, 2004 for a more detailed description of factors that could affect the Company's actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

    Conference Call

    There will be a conference call to discuss first quarter results as well as estimates for the second quarter of fiscal 2005 at 1:30 p.m. PT (4:30 p.m. ET) on February 17, 2005. The call can be accessed live on our website at www.adic.com/ir.


               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except for per share amounts)
                              (Unaudited)
                                                   Three Months Ended
                                                       January 31,
                                                      2005      2004
                                                    --------  --------
Revenue:
  Product                                          $ 97,630  $107,934
  Service                                            13,190    10,371
                                                    --------  --------
    Total revenue                                   110,820   118,305

Cost of revenue:
  Product                                            68,535    75,454
  Service                                             9,492     8,532
                                                    --------  --------
    Total cost of revenue                            78,027    83,986

   Gross profit                                      32,793    34,319

Sales and marketing                                  16,682    14,072

General and administrative                            6,273     6,204

Research and development                             11,257     9,380
                                                    --------  --------

Operating profit (loss)                              (1,419)    4,663

Other income, net                                     1,087     1,991
                                                    --------  --------

Income (loss) before provision
   (benefit) for income taxes                          (332)    6,654

Provision (benefit) for income taxes                    (62)    1,886
                                                    --------  --------

Net income (loss)                                  $   (270) $  4,768
                                                    ========  ========

Basic net income (loss) per share                  $   0.00  $   0.07
                                                    ========  ========

Diluted net income (loss) per share                $   0.00  $   0.07
                                                    ========  ========

Shares used in computing basic
   net income (loss) per share                       63,791    63,815
                                                    ========  ========

Shares used in computing diluted
   net income (loss) per share                       63,791    65,270
                                                    ========  ========




               ADVANCED DIGITAL INFORMATION CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)
                                               January 31, October 31,
                                                   2005        2004
                                               ----------- -----------
                    ASSETS
Current assets:
 Cash and cash equivalents                       $240,395    $226,890
 Accounts receivable, net                          84,319      93,025
 Inventories, net                                  34,124      38,728
 Marketable securities                              5,024       6,043
 Other current assets                              14,497      13,602
                                                  --------    --------
    Total current assets                          378,359     378,288

Property, plant and equipment, net                 45,121      45,913
Service parts for maintenance, net                 30,085      29,993
Investments                                         3,232       2,769
Other non-current assets                           18,639      18,067
                                                  --------    --------
                                                 $475,436    $475,030
                                                  ========    ========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Deferred revenue - current                      $ 33,918    $ 31,727
 Other current liabilities                         61,903      65,200
                                                  --------    --------
    Total current liabilities                      95,821      96,927

Deferred revenue -- long-term                      14,902      13,605
Other long-term liabilities                           400         600
Shareholders' equity                              364,313     363,898
                                                  --------    --------
                                                 $475,436    $475,030
                                                  ========    ========




               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)
                                                   Three Months Ended
                                                       January 31,
                                                   -------------------
                                                      2005      2004
                                                    --------  --------
Cash flows from operating activities:
  Net income (loss)                                $   (270) $  4,768
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                     6,262     6,164
    Bad debt expense                                    260        72
    Inventory obsolescence                              876       884
    Gain on securities and investment transactions      (34)     (661)
    Deferred income taxes                                15       (93)
    Tax benefit from exercise of stock options           50     1,289
    Other                                                21        --
  Change in assets and liabilities:
    Accounts receivable                               8,494    (4,546)
    Inventories                                       3,795    (3,889)
    Other current assets                             (1,839)      220
    Service parts for maintenance                    (2,199)   (2,623)
    Current liabilities                              (3,450)     (407)
    Deferred revenue                                  3,306     2,754
                                                    --------  --------
Net cash provided by operating activities            15,287     3,932
                                                    --------  --------
Cash flows from investing activities:
  Purchase of property, plant and equipment          (2,790)   (2,498)
  Proceeds from assets held for sale                     --    15,117
  Purchase of marketable securities                      --    (4,005)
  Proceeds from securities transactions               1,017    16,064
  Purchase of other investments                        (429)     (364)
  Return of investment on other investments              --        71
                                                    --------  --------
Net cash provided by (used in) investing activities  (2,202)   24,385
                                                    --------  --------
Cash flows from financing activities:
  Repayment of short-term and long-term debt             --       (51)
  Proceeds from issuance of common stock for stock
   options                                              381     3,888
                                                    --------  --------
Net cash provided by financing activities               381     3,837
                                                    --------  --------
Effect of exchange rate changes on cash                  39       647
                                                    --------  --------
Net increase in cash and cash equivalents            13,505    32,801
Cash and cash equivalents at beginning of period    226,890   180,401
                                                    --------  --------
Cash and cash equivalents at end of period         $240,395  $213,202
                                                    ========  ========

    CONTACT: ADIC
             Jon Gacek, Chief Financial Officer
             425-881-8004
             Stacie Timmermans, Investor Relations
             425-881-8004